Exhibit 10.1

January 26, 2007

Mr. Duane Radtke

Dear Duane:

As you know, Dominion has announced that it is considering various strategic alternatives in connection with its exploration and production business. Your leadership of this business has been very important to Dominion. Because of your valuable services in the past and your importance during the upcoming period, this letter is to inform you about the terms of a special retention package (the “special package”) for you in connection with this process.

You have an Employment Continuity Agreement with Dominion; however, the alternatives under consideration for the E&P business would not bring the continuity agreement into effect. Therefore, Dominion is providing you with this special package to encourage you to remain with Dominion during this process.

For purposes of this special package, the term "End Date" means the date six months after the conclusion of Dominion’s strategic process with the E&P business, which will be either the last closing date resulting in a substantial portion of the E&P assets being sold, or Dominion’s public announcement that no material sales will occur. This special package will expire on the first anniversary of the End Date or the date on which you terminate employment with Dominion, if earlier. Dominion will continue to honor any unpaid benefits owed under this special package when the package expires, including the Buyer Employment Protection Benefits.

To receive the Retention Benefits of the special package, in general you must remain employed with Dominion until the End Date, unless (i) your employment terminates prior to the End Date in a Covered Termination or (ii) your employment terminates because of your acceptance of a position with a buyer of all or substantially all or a substantial portion of the E&P business (the "Buyer").

For purposes of this agreement, a "Covered Termination" means either of the following:

(A) Dominion terminates your employment other than for Cause (as defined in your Employment Continuity Agreement); or

(B) you terminate your employment with Dominion’s permission to accept a position with an employer other than the Buyer.

Please note that, for purposes of (B), Dominion will not give its permission for any early termination of your employment under this agreement to allow you to accept a position with an employer other than the Buyer if you have previously received a qualifying offer from the Buyer. A "qualifying offer" for this purpose is an offer that Dominion has authorized you to take, that provides you with comparable compensation and benefits to your Dominion compensation and benefits in the aggregate, and that does not require you to relocate from your current employment area by more than 50 miles. A Covered Termination does not occur if you terminate your employment to accept a position with an employer other than the Buyer without Dominion’s permission.

If you terminate your employment with Dominion prior to the End Date to accept a position with the Buyer (with or without a qualifying offer from the Buyer), you will be provided with the Buyer Employment Protection benefits described in the attached schedule, subject to the conditions stated therein.

You will receive the Severance Benefits of the special package if, on or after the End Date, Dominion terminates your employment other than for Cause or if you have a Constructive Termination (as defined in your Employment Continuity Agreement) in connection with the strategic process.

During the period while this special package is in effect, your current compensation package will continue, including your eligibility for long term incentive awards, annual bonus, and merit increases.

Under this special package, you may receive different amounts under different circumstances. To receive any payment, you must satisfy all of the requirements listed below and otherwise included in the letter and schedule. The benefits will be in place of any other severance plan provided by Dominion.

Impact on Outstanding Equity Grants and Other Programs

Note that this special package does not (i) override the vesting conditions you otherwise have under any outstanding equity grant or award to the extent those conditions would be more beneficial to you than the conditions in this special package or (ii) otherwise modify the terms of any outstanding equity grant or award, except to the extent specifically provided herein. Also, the benefits provided under this special package are in addition to, not in place of, any retirement benefits you may otherwise be eligible to receive under any Dominion retirement plan or program.

You may be eligible for payments from a "success pool" or other payments established by Dominion in connection with the successful conclusion of the strategic process, in which case the benefits under this special package will be in addition to, not in place of, those additional payments.

Conditions to Payment

As a condition of receiving any payments or benefits under this special package, you must agree to never directly or indirectly disclose to any third party or use for your own personal benefit any confidential information or trade secret of Dominion except and to the extent (a) disclosure is ordered by a court of competent jurisdiction or (b) the information otherwise becomes public through no action of your own. You must also sign and not revoke a general release of claims against Dominion and all affiliates (including any entities divested as part of any sale of all or part of the E&P business) in a form satisfactory to Dominion.

Taxes and Other Matters

If you owe any change-in-control excise taxes on amounts payable under this special package, you will receive the same benefits as are provided in Article VI of your Employment Continuity Agreement with respect to those excise taxes.

Dominion reserves the right to interpret the provisions of this special package (including, without limitation, the right to make changes to the benefits and payment terms under the special package to comply with applicable tax or other laws). Note in particular that if Dominion determines that you are a "specified employee" (as defined under Section 409A of the Internal Revenue Code) as of the date of your termination of employment with Dominion, payment of certain benefits (including the severance benefit described in the attached schedule, if you are eligible for it, and any other benefits subject to Section 409A) will be delayed for six months following your termination of employment.

Dominion appreciates your past efforts on behalf of the company and your continuing efforts during this time of transition. If you have any questions about this special package, please contact the Executive Compensation Department.

Sincerely,

/s/ Thomas F. Farrell, II
Thomas F. Farrell, II, President & Chief Executive Officer
Dominion Resources, Inc.

Schedule of Benefits

Retention Benefits

The following bulleted Retention Benefit will be provided to you if:

(A) you remain employed with Dominion until the End Date,

(B) you terminate your employment with Dominion prior to the End Date to accept a position with the Buyer (with or without a qualifying offer from the Buyer) with Dominion’s written permission, or

(C) your employment terminates prior to the End Date in a Covered Termination.

•	You will receive a lump sum payment equal to one year of your annual base salary plus your target annual bonus for one year based on your salary and bonus at termination or End Date, as applicable.

If your employment terminates under either (B) or (C) above, you will also receive the following benefit unless it was already provided as a Severance Benefit:

For Dominion’s New Executive Supplemental Retirement Plan and New Benefit Restoration Plan or any successor or replacement plans (the “Supplemental Plans”), your credited service will be your actual credited service plus the additional service that you would have accrued if you had remained employed until age 62 and your age will be deemed to be age 62. With this additional credited service and deemed age, you will be eligible for the supplemental retirement benefits provided under your employment agreement that would be earned and/or payable at age 62, including any associated executive life and retiree medical benefits; and a lifetime benefit under the New Supplemental Executive Retirement Plan.

Severance Benefits

The following bulleted Severance Benefits will be provided to you if, in connection with the strategic process,

(A) before, on or after the End Date, Dominion terminates your employment other than for Cause, or

(B) on or after the End Date, you have a Constructive Termination.

•
Unless already provided as a Retention Benefit, for Dominion’s New Executive Supplemental Retirement Plan and New Benefit Restoration Plan or any successor or replacement plans (the “Supplemental Plans”), your credited service will be your actual credited service plus the additional service that you would have accrued if you had remained employed until age 62 and your age will be deemed to be age 62. With this additional credited service and deemed age, you will be eligible for the supplemental retirement benefits provided under your employment agreement that would be earned and/or payable at age 62, including any associated executive life and retiree medical benefits; and a lifetime benefit under the New Supplemental Executive Retirement Plan.

•	A payment equal to two years of your annual base salary plus two times your target annual bonus for one year based on your salary and bonus at termination.

•	Restricted stock granted on or after April 1, 2006 will be fully vested.

•
For any Cash Performance Grant, you will receive a lump sum cash payment upon termination equal to the greater of (A) the Target Amount set in the Performance Grant Agreement, or (B) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by Dominion for your Performance Award for the latest financial statement filed with Dominion's Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to your termination (the “Latest Financial Statement”) was the actual performance for the Performance Period.

•
If you do not receive a Qualifying Offer and do not otherwise accept an offer of employment from the Buyer, then for 24 months, you and your family will get the same welfare benefits (including, without limitation, disability, individual life and group life insurance benefits, but excluding medical or other health plans) provided to officers with Dominion. If you obtain comparable coverage under any welfare plans sponsored by another employer, then the amount of coverage required to be provided will be reduced by the amount of coverage provided by the other employer’s welfare plans.

•	You will receive COBRA rights for continuation of your medical or other health plans and you will receive payment of COBRA premiums for 12 months.

Buyer Employment Protection Benefits

The following bulleted Buyer Employment Protection Benefits will be provided to you if you terminate your employment with Dominion prior to the End Date to accept a position with the Buyer (with or without a qualifying offer from the Buyer) with Dominion’s written permission:

•
For any Cash Performance Grant, you will receive a lump sum cash payment upon termination equal to the greater of (A) the Target Amount set in the Performance Grant Agreement, or (B) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by Dominion for your Performance Award for the latest financial statement filed with Dominion's Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to your termination (the “Latest Financial Statement”) was the actual performance for the Performance Period.

The following bulleted Buyer Employment Protection Benefits (or, if higher, the severance benefits that would be payable to you under any severance program maintained by the Buyer) will be provided to you if (i) you terminate your employment with Dominion prior to the End Date to accept a position with the Buyer (with or without a qualifying offer from the Buyer), and (ii) within two years of the date of your termination with Dominion (your "employment protection period"):

(A) the Buyer terminates your employment other than for Cause, or

(B) you have a Constructive Termination with the Buyer.

•	A payment from the Buyer equal to two years of your annual base salary plus two times your target annual bonus for one year based on your salary and bonus at termination.

•	Your pro-rated target annual bonus for the current bonus period under the Buyer’s bonus program.

•	If you have any unvested stock options under the Buyer’s program, they will be fully vested. The exercise period for all of your options will be determined under the terms of the particular option.

•	If you have any equity-based awards under the Buyer's program, they will be fully vested as of your termination.

•
Until the end of your employment protection period, you and your family will receive welfare benefits under the Buyer’s program that are the same as the welfare benefits (including, without limitation, disability, individual life and group life insurance benefits, but excluding medical or other health plans) provided before your termination. If you obtain comparable coverage under any welfare plans sponsored by another employer, then the amount of coverage required to be provided will be reduced by the amount of coverage provided by the other employer's welfare plans.

•
You will receive COBRA rights for continuation of your medical or other health plans and you will receive payment of COBRA premiums from the Buyer for 12 months. Your eligibility for any retiree medical coverage will be determined under the relevant plan of the Buyer. If eligible, you will receive payment of your retiree medical coverage premiums for 12 months in lieu of the payment of COBRA premiums.

•	If you elect to convert any group term life insurance to an individual policy, the Buyer will pay all premiums for 12 months.

•	You will receive outplacement services from the Buyer of up to $25,000.